www.entremed.com

 FOR IMMEDIATE RELEASE:

November 14, 2013

ENTREMED REPORTS THIRD QUARTER 2013

FINANCIAL RESULTS

ROCKVILLE, MD – November 14, 2013 – EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of a variety of cancers, today reported financial results for the three and nine-month periods ending September 30, 2013.

EntreMed reported a net loss for the third quarter of 2013 of ($1.4 million), or ($0.05) per share. This compares with a net loss of ($1.2 million), or ($0.05) per share, for the same period last year. For the first nine months of 2013 the reported net loss was ($4.4 million), or ($0.17) per share as compared to ($14.2 million), or ($0.81) per share for 2012. The 2012 year to date reported net loss included non-cash interest charges associated with our financing in 2012 ($10.0 million for the nine months ended September 30, 2012). Excluding this non-cash interest, net loss for the first nine months of 2012 was ($4.1 million), or ($0.23) per share.

As of September 30, 2013, EntreMed had cash and cash equivalents of approximately $15.9 million.

Sara B. Capitelli, EntreMed’s Vice President, Finance & Principal Accounting Officer, commented on the third quarter results, “Our financial results for the third quarter are in line with our expectations. Our research and development expenses for the third quarter increased compared to the previous year primarily due to costs associated with the Company’s crossover bioavailability and food effect study of ENMD-2076, along with the clinical development of ENMD-2076 in China during 2013. We anticipate fourth quarter operating expenses to increase as we execute on our clinical development plan in the US and China.”

Dr. Ken Ren, EntreMed’s Chief Executive Officer, further commented, "We are pleased with the progress made in the third quarter. Our clinical trials in triple-negative breast cancer, soft tissue sarcoma and ovarian clear cell carcinoma are underway in the US and Canada with plans to expand the trials into China. At the same time, we continue to seek additional drug candidates to add to our pipeline, strengthen our internal development capabilities, and look forward to continuing to execute our strategy and advance the company.”

EntreMed, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, multiple myeloma, and is currently completing a Phase 2 trial for ovarian cancer. EntreMed is currently conducting a Phase 2 study of ENMD-2076 in triple-negative breast cancer, a Phase 2 study in advanced/metastatic soft tissue sarcoma, and expecting to initiate a Phase 2 study in ovarian clear cell carcinoma. ENMD-2076 has received orphan drug designation from the FDA for the treatment of ovarian cancer, multiple myeloma and acute myeloid leukemia.

About EntreMed

EntreMed is a clinical-stage pharmaceutical company employing a drug development strategy primarily in the United States and China to develop targeted therapeutics for the global market. Its lead compound, ENMD-2076, a selective angiogenic kinase inhibitor, has completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia, and is currently completing a multi-center Phase 2 study in ovarian cancer. EntreMed is currently conducting a Phase 2 study of ENMD-2076 in triple-negative breast cancer, a Phase 2 study of ENMD-2076 in advanced/metastatic soft tissue sarcoma, and is expecting to initiate a Phase 2 study in ovarian clear cell carcinoma. The Company is headquartered in Rockville, Maryland and has a wholly-owned subsidiary in Beijing, China. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced or no royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

(Financial Table Attached)

-more-

ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

(Unaudited)

Three Months Ended September 30,

	2013	2012

Total revenues	$0	$0

Costs and Expenses:

Research and development	793,839	623,092

General and administrative	648,735	564,626

Interest Expense (Income)	(408)	0

Net loss	(1,442,166)	(1,187,718)

Net loss per share (basic and diluted)	$(0.05)	$(0.05)
attributable to common shareholders

Weighted average number of shares outstanding	27,031,734	22,503,393
(basic and diluted)

Nine Months Ended September 30,

	2013	2012

Total revenues	$0	$0

Costs and Expenses:

Research and development	2,136,796	1,880,629

General and administrative	2,294,338	2,262,874

Interest Expense (Income)	(1,241)	10,041,292

Net loss	(4,429,893)	(14,184,795)

Net loss per share (basic and diluted)	$(0.17)	$(0.81)
attributable to common shareholders

Weighted average number of shares outstanding	25,817,642	17,897,231
(basic and diluted)

Cash and cash equivalents	$15,871,694	$8,812,133

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